Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
Cue Health Inc.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.00001 par value per share, reserved for issuance under the 2021 Stock Incentive Plan	Rule 457(c) and Rule 457(h)	7,320,150(2)	$6.76(3)	$49,484,214.00	$92.70 per $1,000,000	$4,587.19
Equity	Common stock, $0.00001 par value per share, reserved for issuance under the 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	1,464,030(4)	$5.75(5)	$8,418,172.50	$92.70 per $1,000,000	$780.37
Total Offering Amounts					$57,902,386.50		$5,367.56
Total Fee Offsets(6)							-
Net Fee Due							$5,367.56

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under each of the 2021 Stock Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents additional shares of common stock reserved for issuance as a result of an annual evergreen increase provided for in the 2021 Plan.
(3)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.76 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on March 25, 2022.
(4)	Represents additional shares of common stock reserved for issuance as a result of an annual evergreen increase provided for in the 2021 ESPP.
(5)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $6.76 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on March 25, 2022. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lesser of the closing price of the common stock on (i) the first business day of the applicable offering period and (ii) the last business day of the applicable offering period.

(6)	The Registrant does not have any fee offsets.